Exhibit 3.1

AMENDMENT NO. 1
TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
K-SEA TRANSPORTATION PARTNERS L.P.

This Amendment No. 1 (this “Amendment”) to the Third Amended And Restated Agreement of Limited Partnership (the “Partnership Agreement”) of K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted effective as of December 14, 2007, by K-Sea General Partner L.P., a Delaware limited partnership, as the General Partner of the Partnership.  Capitalized terms used but not defined herein have the meanings ascribed thereto in the Partnership Agreement.

WHEREAS, Section 13.1(d)(ii)(B) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners;

WHEREAS, the New York Stock Exchange (“NYSE”) has adopted rules and regulations that, among other things, require all securities listed on the NYSE to be eligible for listing and transfer through the Direct Registration System (“DRS”);

WHEREAS, the General Partner has determined, in its discretion, that it is in the best interests of the Partnership and the Limited Partners to amend the Partnership Agreement in order to comply with the NYSE’s DRS rules and regulations;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.               Amendments.

(a)           Section 4.1 of the Partnership Agreement is hereby amended in its entirety to read as follows:

Upon the Partnership’s issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than General Partner Units, Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such

Incentive Distribution Rights or other Partnership Securities other than General Partner Units, Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, the Units may be certificated or uncertificated as provided in the Delaware Act; provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

(b)           Section 4.2 of the Partnership Agreement is hereby amended in its entirety to read as follows:

(a)           If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)           The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Units, if the Record Holder of the Certificate:

(i)            makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)           requests the issuance of a new Certificate or uncertificated Units, before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)          if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and

the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)          satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c)           As a condition to the issuance of any new Certificate or uncertificated Unit under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

(c)           Section 4.5(a) of the Partnership Agreement is hereby amended in its entirety to read as follows:

The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests or transfers of uncertificated Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered or upon request of the Person entitled thereto new equivalent uncertificated Limited Partner Interests shall be issued to such Person and the transaction shall be recorded upon the books of the Partnership.

(d)           Section 4.5(b) of the Partnership Agreement is hereby amended in its entirety to read as follows:

Except as otherwise provided in Section 4.9 and subject to Section 4.10:

(i)            with respect to certificated Limited Partner Interests, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application and citizenship certification duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto; and

(ii)           with respect to uncertificated Limited Partner Interests, the General Partner shall not recognize any transfer of uncertificated Limited Partner Interests until the transfer instructions from the registered owner of such uncertificated Limited Partner Interests are accompanied by a Transfer Application and citizenship certification duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(e)           Section 4.9(e)(i) of the Partnership Agreement is hereby amended in its entirety to read as follows:

The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(f)            Section 4.9(e)(iii) of the Partnership Agreement is hereby amended in its entirety to read as follows:

Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(g)           Section 4.10(e)(iv) of the Partnership Agreement is hereby amended in its entirety to read as follows:

from and after the redemption date, distributions on the Units called for redemption shall cease to accrue and such Units shall no longer be deemed to be outstanding and all rights of the holders thereof as Unitholders of the Partnership (except the right to receive from the Partnership the Non-U.S. Citizen Redemption Price) shall cease.  If certificated, upon surrender of the certificates for any Units so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the General Partner shall so require and the notice shall so state), and, if uncertificated, upon receipt of proper transfer instructions from the registered owner of the uncertificated Common Units, such Units shall be redeemed by the Partnership at the Non-U.S. Citizen Redemption Price. In case fewer than all the Units represented by any such certificate are redeemed, a new certificate or uncertificated Units shall be issued representing the Units not redeemed without cost to the holder thereof; and

(h)           Section 5.10(c) of the Partnership Agreement is hereby amended in its entirety to read as follows:

Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Units, the surrender of any Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated Partnership Securities, held by such Record Holder immediately prior to such Record Date.

(i)            Section 10.2 of the Partnership Agreement is hereby amended in its entirety to read as follows:

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate or uncertificated Unit representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate or such uncertificated Unit to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner. Notwithstanding the above, if an Assignee is not a U.S. citizen, such Assignee will not be entitled to give written directions or instructions to the General Partner in respect of such voting rights, and the General Partner shall exercise such voting rights in its discretion.

(j)            Section 15.1(b) of the Partnership Agreement is hereby amended in its entirety to read as follows:

If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General

Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or, if uncertificated, upon surrender of evidence satisfactory to the General Partner of ownership of such uncertificated Limited Partner Interests, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated Limited Partner Interest, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or, if uncertificated, upon surrender of evidence satisfactory to the General Partner of the ownership of such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(k)           Section 15.1(c) of the Partnership Agreement is hereby amended in its entirety to read as follows:

At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender the Certificate evidencing such Limited Partner Interest or, if uncertificated, evidence satisfactory to the General Partner of the ownership of such Limited Partner Interest, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

Section 2.               General Authority.  The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.               Ratification Of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.               Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

K-SEA GENERAL PARTNER L.P.

By:	K-Sea General Partner GP LLC

	By:	/s/ Timothy J. Casey
Timothy J. Casey
President